Exhibit 99.1
Conn’s, Inc. Reports Second Quarter Fiscal Year 2022 Financial Results

THE WOODLANDS, Texas, September 1, 2021 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended July 31, 2021.
“Strong second quarter retail and credit results exceeded our expectations and demonstrate that our growth strategies are taking hold. Second quarter same store sales increased 16.4% and total retail sales are up 24.0% over the prior year period. Strong retail performance combined with a second quarter credit spread of 1,200 basis points, contributed to record second quarter earnings per diluted share. In fact, earnings per diluted share of $2.74 for the first six months of the year are higher than any annual earnings in Conn’s 131-year history,” stated Chandra Holt, Conn’s Chief Executive Officer.
“Momentum remains positive across our business reflecting strong consumer demand and the growth strategies we have put in place. Total retail sales for the first half have increased at the fastest growth rate in seven years. As a result, we are increasing our fiscal year 2022 same store sales expectation from high single-digit same store sales growth to mid-teens same store sales growth,” continued Ms. Holt.
“I believe Conn’s is well positioned to continue to innovate, grow and capitalize on an enormous addressable market. As my tenure as CEO begins, I am excited by the direction Conn’s is headed and the opportunities we have to create sustainable value for our shareholders. I also want to thank all our team members for their contributions to our success and their continued dedication,” concluded Ms. Holt.
Second Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Net earnings increased to a second quarter record of $1.22 per diluted share, compared to $0.70 per diluted share for the same period last fiscal year;
•Same store sales increased 16.4% for the second quarter of fiscal year 2022 as compared to the second quarter of fiscal year 2021 and increased 3.2% on a two-year basis;
•Strong same store sales combined with the contribution of new showrooms drove a 24.0% increase in total retail sales for the second quarter;
•eCommerce sales increased 210.9% to a quarterly record of $17.3 million;
•Lease-to-own sales increased 70.3% to $41.6 million;
•At July 31, 2021, the carrying value of customer accounts receivable 60+ days past due declined 42.1% year-over-year to the lowest level in eight fiscal years, and the carrying value of re-aged accounts declined 44.5% year-over-year to the lowest level in six fiscal years; and
•Total debt decreased from $749.7 million at July 31, 2020 to $439.6 million at July 31, 2021, a decrease of 41%. Net debt as a percent of the portfolio balance at July 31, 2021, was approximately 36%, compared to 50% at July 31, 2020, and represents the lowest level in over a decade.

Second Quarter Results
Net income for the three months ended July 31, 2021 was $37.0 million, or $1.22 per diluted share, compared to net income for the three months ended July 31, 2020 of $20.5 million, or $0.70 per diluted share. On a non-GAAP basis, adjusted net income for the three months ended July 31, 2021 was $37.0 million, or $1.22 per diluted share. This compares to adjusted net income for the three months ended July 31, 2020 of $21.7 million, or $0.75 per diluted share, which excludes professional fees associated with non-recurring expenses.

Retail Segment Second Quarter Results
Retail revenues were $347.0 million for the three months ended July 31, 2021 compared to $279.9 million for the three months ended July 31, 2020, an increase of $67.1 million or 24.0%. The increase in retail revenue was primarily driven by an increase in same store sales of 16.4% and by new store growth. The increase in same store sales reflects an increase in demand across all of the Company’s home-related product categories. The increase also reflects the impact of prior year proactive underwriting changes and industry wide supply chain disruptions, each of which was the result of the COVID-19 pandemic.
For the three months ended July 31, 2021 and 2020, retail segment operating income was $28.7 million and $23.2 million, respectively. The increase in retail segment operating income for the three months ended July 31, 2021 was primarily due to an increase in revenue.
The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,						Same Store
(dollars in thousands)	2021	% of Total	2020	% of Total	Change	% Change	% Change
Furniture and mattress	$109,259	31.5%	$80,984	29.0%	$28,275	34.9%	22.0%
Home appliance	135,444	39.1	107,682	38.5	27,762	25.8	17.8
Consumer electronics	48,413	14.0	47,384	16.9	1,029	2.2	0.1
Home office	17,986	5.2	14,979	5.4	3,007	20.1	10.4
Other	9,143	2.6	5,113	1.8	4,030	78.8	71.3
Product sales	320,245	92.4	256,142	91.6	64,103	25.0	16.7
Repair service agreement commissions (1)	23,700	6.8	20,164	7.2	3,536	17.5	13.6
Service revenues	2,840	0.8	3,430	1.2	(590)	(17.2)
Total net sales	$346,785	100.0%	$279,736	100.0%	$67,049	24.0%	16.4%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

Credit Segment Second Quarter Results
Credit revenues were $71.4 million for the three months ended July 31, 2021 compared to $87.0 million for the three months ended July 31, 2020, a decrease of $15.6 million or 17.9%. The decrease in credit revenue was primarily due to a 22.7% decrease in the average outstanding balance of the customer receivable portfolio. These decreases were partially offset by an increase in the yield rate, from 23.2% for the three months ended July 31, 2020 to 23.3% for the three months ended July 31, 2021 and an increase in insurance commissions.
Provision for bad debts was $10.1 million for the three months ended July 31, 2021 compared to $31.9 million for the three months ended July 31, 2020, a decrease of $21.8 million. The change was primarily driven by a year-over-year decrease in net charge-offs of $43.8 million, partially offset by a smaller decrease in the allowance for bad debts during the three months ended July 31, 2021 compared to the three months ended July 31, 2020. The smaller decrease was driven by a lower year-over-year decline in the customer accounts receivable portfolio balance, partially offset by a $5.0 million decrease in the economic adjustment that was driven by an improvement in the forecasted unemployment rate.
Credit segment operating income was $25.5 million for the three months ended July 31, 2021, compared to $18.2 million for the three months ended July 31, 2020.  The increase was primarily due to the decrease in the provision for bad debts partially offset by the decrease in credit revenue.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended July 31, 2021, to be filed with the Securities and Exchange Commission on September 1, 2021 (the “Second Quarter Form 10-Q”).

Showroom and Facilities Update
The Company opened three new Conn’s HomePlus® showrooms during the second quarter of fiscal year 2022, all within the state of Florida, bringing the total showroom count to 155 in 15 states. During fiscal year 2022, the Company plans to open a total of eleven to thirteen new showrooms (inclusive of the nine new showrooms opened during the first half of fiscal year 2022).

Liquidity and Capital Resources
As of July 31, 2021, the Company had $362.9 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $8.7 million of unrestricted cash available for use.

Conference Call Information
The Company will host a conference call on September 1, 2021, at 10 a.m. CT / 11 a.m. ET, to discuss its financial results for the three months ended July 31, 2021. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and second quarter fiscal year 2022 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through September 8, 2021 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13722190.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 155 retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:
•Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
•Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
•Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and 8K televisions, gaming products, next generation video game consoles and home theater and portable audio equipment; and
•Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 pandemic; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Revenues:
Total net sales	$346,785	$279,736	$638,081	$510,066
Finance charges and other revenues	71,598	87,180	144,004	174,010
Total revenues	418,383	366,916	782,085	684,076
Costs and expenses:
Cost of goods sold	216,042	176,623	400,921	323,637
Selling, general and administrative expense	137,870	115,278	263,919	228,285
Provision for bad debts	10,262	32,045	(6,874)	149,371
Charges and credits	—	1,534	—	3,589
Total costs and expenses	364,174	325,480	657,966	704,882
Operating income (loss)	54,209	41,436	124,119	(20,806)
Interest expense	6,088	13,222	15,292	28,215
Loss on extinguishment of debt	—	—	1,218	—
Income (loss) before income taxes	48,121	28,214	107,609	(49,021)
Provision (benefit) for income taxes	11,117	7,694	25,207	(13,339)
Net income (loss)	$37,004	$20,520	$82,402	$(35,682)
Income (loss) per share:
Basic	$1.26	$0.71	$2.80	$(1.23)
Diluted	$1.22	$0.70	$2.74	$(1.23)
Weighted average common shares outstanding:
Basic	29,438,605	29,070,607	29,382,162	28,948,216
Diluted	30,212,448	29,140,546	30,072,401	28,948,216

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Revenues:
Product sales	$320,245	$256,142	$589,456	$463,340
Repair service agreement commissions	23,700	20,164	42,831	40,265
Service revenues	2,840	3,430	5,794	6,461
Total net sales	346,785	279,736	638,081	510,066
Finance charges and other	224	196	433	431
Total revenues	347,009	279,932	638,514	510,497
Costs and expenses:
Cost of goods sold	216,042	176,623	400,921	323,637
Selling, general and administrative expense	102,157	78,584	193,050	156,758
Provision for bad debts	142	182	160	350
Charges and credits	—	1,355	—	1,355
Total costs and expenses	318,341	256,744	594,131	482,100
Operating income	$28,668	$23,188	$44,383	$28,397
Retail gross margin	37.7%	36.9%	37.2%	36.5%
Selling, general and administrative expense as percent of revenues	29.4%	28.1%	30.2%	30.7%
Operating margin	8.3%	8.3%	7.0%	5.6%
Store count:
Beginning of period	152	139	146	137
Opened	3	2	9	4
End of period	155	141	155	141

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Revenues:
Finance charges and other revenues	$71,374	$86,984	$143,571	$173,579
Costs and expenses:
Selling, general and administrative expense	35,713	36,694	70,869	71,527
Provision for bad debts	10,120	31,863	(7,034)	149,021
Charges and credits	—	179	—	2,234
Total costs and expenses	45,833	68,736	63,835	222,782
Operating income (loss)	25,541	18,248	79,736	(49,203)
Interest expense	6,088	13,222	15,292	28,215
Loss on extinguishment of debt	—	—	1,218	—
Income (loss) before income taxes	$19,453	$5,026	$63,226	$(77,418)
Selling, general and administrative expense as percent of revenues	50.0%	42.2%	49.4%	41.2%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	12.9%	10.3%	12.4%	9.6%
Operating margin	35.8%	21.0%	55.5%	(28.3)%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of July 31,
	2021	2020
Weighted average credit score of outstanding balances (1)	608	596
Average outstanding customer balance	$2,414	$2,589
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)(4)	7.2%	10.0%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(5)	20.4%	29.9%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$70,058	$103,220
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	18.3%	24.8%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	29.8%	18.3%

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Total applications processed	336,438	326,958	634,344	622,509
Weighted average origination credit score of sales financed (1)	614	617	615	613
Percent of total applications approved and utilized	22.5%	20.0%	22.2%	21.1%
Average income of credit customer at origination	$47,700	$46,300	$48,100	$46,300
Percent of retail sales paid for by:
In-house financing, including down payments received	50.9%	48.5%	49.9%	55.1%
Third-party financing	17.5%	23.9%	17.2%	20.8%
Third-party lease-to-own option	11.5%	8.4%	11.9%	8.4%
	79.9%	80.8%	79.0%	84.3%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.
(4)Decrease was primarily due to an increase in cash collections and the tightening of underwriting standards that occurred in fiscal year 2021.
(5)Decrease was primarily due to an increase in cash collections, the change in the unilateral re-age policy that occurred in the second quarter of fiscal year 2021 and the tightening of underwriting standards that occurred in fiscal year 2021.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	July 31, 2021	January 31, 2021

Assets
Current Assets:
Cash and cash equivalents	$8,736	$9,703
Restricted cash	30,961	50,557
Customer accounts receivable, net of allowances	461,491	478,734
Other accounts receivable	55,260	61,716
Inventories	223,662	196,463
Income taxes receivable	32,223	38,059
Prepaid expenses and other current assets	20,725	8,831
Total current assets	833,058	844,063
Long-term portion of customer accounts receivable, net of allowances	415,208	430,749
Property and equipment, net	186,072	190,962
Operating lease right-of-use assets	258,702	265,798
Deferred income taxes	—	9,448
Other assets	15,907	14,064
Total assets	$1,708,947	$1,755,084
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$1,371	$934
Accounts payable	89,001	69,367
Accrued expenses	99,078	82,990
Operating lease liability - current	54,800	44,011
Other current liabilities	17,170	14,454
Total current liabilities	261,420	211,756
Operating lease liability - non current	338,289	354,598
Long-term debt and finance lease obligations	438,242	608,635
Deferred tax liability	7,803	—
Other long-term liabilities	20,743	22,940
Total liabilities	1,066,497	1,197,929
Stockholders’ equity	642,450	557,155
Total liabilities and stockholders’ equity	$1,708,947	$1,755,084

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted net income (loss), adjusted net income (loss) per diluted share and net debt as a percentage of the portfolio balance. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Net income (loss), as reported	$37,004	$20,520	$82,402	$(35,682)
Adjustments:
Loss on extinguishment of debt (1)	—	—	1,218	—
Professional fees (2)	—	1,534	—	3,589
Tax impact of adjustments	—	(343)	(274)	(803)
Net income (loss), as adjusted	$37,004	$21,711	$83,346	$(32,896)
Weighted average common shares outstanding - Diluted	30,212,448	29,140,546	30,072,401	28,948,216
Earnings (loss) per share:
As reported	$1.22	$0.70	$2.74	$(1.23)
As adjusted	$1.22	$0.75	$2.77	$(1.14)

(1) Represents a loss of $1.0 million from retirement of $141.2 million aggregate principal amount of our 7.25% senior notes due 2022 (“Senior Notes”) and a loss of $0.2 million related to the amendment of our Fifth Amended and Restated Loan and
Security Agreement.

(2) Represents professional fees associated with non-recurring expenses.

NET DEBT

	July 31,
	2021	2020
Debt, as reported
Current finance lease obligations	$1,371	$758
Long-term debt and finance lease obligations	438,242	748,902
Total debt	$439,613	$749,660
Cash, as reported
Cash and cash equivalents	8,736	6,385
Restricted Cash	30,961	63,836
Total cash	$39,697	$70,221
Net debt	$399,916	$679,439
Ending portfolio balance, as reported	$1,105,713	$1,357,030
Net debt as a percentage of the portfolio balance	36.2%	50.1%